For Immediate Release

           Ambanc Announces Reason for Postponement of Annual Meeting

AMSTERDAM, N.Y.--(BUSINESS WIRE)-May 30, 2001--Ambanc Holding Co., Inc. (NASDAQ:
AHCI) ("Ambanc") announced today that it postponed its annual meeting of stockholders originally scheduled for May 18, 2001, because it was negotiating a preliminary non-binding proposal to buy the Company. Prior to the date of the annual meeting, Ambanc received a preliminary non-binding proposal to acquire the Company at a price that was significantly above the trading price of Ambanc's stock at the time the proposal was made. After discussions, Ambanc's board of directors subsequently accepted such proposal, subject to one condition determined by the board to be necessary in the discharge of its fiduciary duties to stockholders. Thereafter, the other party rejected Ambanc's proposal and the discussions were terminated.

Mr. Lawrence B. Seidman, the incoming Chairman of the Board of Directors of Ambanc, stated that "Our mission at Ambanc is to maximize shareholder value in the company. The proposed transaction would have accomplished that mission but the buyer insisted on conditions that were unacceptable to our board and that we believe would have been unacceptable to any reasonable board. Despite our best efforts to find a middle ground on which both sides could agree, the buyer rejected our proposal. In view of these negotiations, the board decided it was best to delay the annual meeting until we could make a formal announcement regarding the proposed transaction to our stockholders."

Ambanc's annual meeting of stockholders is now scheduled to be held at 10:00 a.m., on June 1, 2001, at the Company's headquarters at 11 Division Street, Amsterdam, New York. For legal reasons, representatives of Ambanc will not have any further comment regarding the preliminary proposal beyond the information included in this announcement.

Ambanc  Holding Co.,  Inc. is a unitary  savings and loan holding  company.  The
Company's primary subsidiary, Mohawk Community Bank, serves customers in seventeen upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the FDIC.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki, President and CEO
(518) 842-7200